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                                                                  Exhibit 5.1


                                  June 18, 2003


Education Management Corporation
210 Sixth Avenue
Pittsburgh, PA  15222

Ladies and Gentlemen:

         I am Assistant General Counsel of Education Management Corporation (the "Company") and I have acted as counsel for the Company in connection with the preparation of the Registration Statement on Form S-8 to be filed by the Company with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of $4,000,000 of the Company's deferred compensation obligations (the "Deferred Compensation Obligations"), 200,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), and an indeterminate amount of interests of participation offered pursuant to the Education Management Corporation Deferred Compensation Plan (the "Plan").

         I have examined the originals, certified copies or copies otherwise identified to my satisfaction as being true copies of the Plan and such other documents as I have deemed necessary or appropriate for purposes of this opinion.

         Based on the foregoing, I am of the opinion that:

                  (i) the Deferred Compensation Obligations, when issued by the Company in the manner provided pursuant to the Plan, will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, (x) to bankruptcy, insolvency, reorganization, readjustment or debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights generally, and (y) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law; and

                  (ii) the Shares have been duly and validly authorized and reserved for issuance, and that the Shares, when issued under the terms of the Plan, will be legally and validly issued, fully paid and nonassessable.

         I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.

Very truly yours,


/s/  Kathleen Clover
Kathleen Clover
Assistant General Counsel